Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Third Quarter 2009 Results

PITTSBURGH, PA – October 28, 2009 – Mastech Holdings, Inc., (NYSE Amex: MHH – News), a national provider of Information Technology Staffing services, announced today its financial results for the third quarter ended September 30, 2009.

Revenues for the quarter were $17.2 million, compared to $24.1 million reported in the corresponding quarter last year. Consolidated net income for the third quarter 2009 totaled $427,000 or $0.11 per diluted share, compared to $1.2 million, or $0.32 per diluted share, in the same period last year. The Company’s results in the third quarter of 2008 included certain income tax benefits derived from the Company’s participation in its former parent’s consolidated U.S. tax return, which are not available to the Company as a stand alone organization. The impact of such tax benefits on third quarter 2008 consolidated net income totaled $390,000 or $0.11 per diluted share.

Business activity during the third quarter of 2009 showed some signs of improvement from the previous quarter. Demand for IT staffing services is stabilizing in most areas, but pricing remains very competitive. However, the brokerage operations business is still being impacted by financial clients’ reluctance to spend on non-critical services. Accordingly, revenues and billable consultant headcount in this area continued to decline at an unabated pace.

Thomas Moran, Chief Executive Officer of Mastech stated, “While we continue to see encouraging signs of market stabilization within most staffing segments, general economic conditions still remain challenging. Our near-term focus is to make the necessary investments that will enhance our existing business model and allow us to better serve our clients. Additionally, we are actively evaluating opportunities to expand our service offerings, as well as rationalizing existing offerings. These efforts are aimed at improving the Company’s ability to capitalize on market opportunities as the economic recovery advances and create value for our shareholders.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “At September 30, 2009 we had $7.9 million of cash and cash equivalents on hand, no outstanding long-term debt, and access to $6.4 million of credit under our existing loan facility. Our accounts receivable balance continues to be in good shape as evidenced by our DSO measurement of 45-days at quarter end. We expect our strong balance sheet to provide us with the financial flexibility to grow our business, not only organically, but through strategic acquisitions as well.”

In conjunction with its third quarter earnings release, Mastech will host a conference call at 9:00 A. M. EDT on October 28, 2009 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through November 4, 2009.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2008.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	September 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$7,948	$4,361
Accounts receivable, net	7,770	9,240
Prepaid and other current assets	295	376
Deferred income taxes	387	253

Total current assets	16,400	14,230

Investment in unconsolidated affiliate	7	41

Equipment, enterprise software and leasehold improvements, net	170	235

Deferred income taxes	11	191

Total assets	$16,588	$14,697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,234	$2,454
Accrued payroll and related costs	3,197	2,555
Deferred revenue and other	362	285

Total current liabilities	5,793	5,294

Total liabilities	5,793	5,294

Shareholders’ equity:
Common stock, par value $0.01 per share	36	36
Additional paid-in capital	9,292	9,078
Retained earnings	1,467	289

Total shareholders’ equity	10,795	9,403

Total liabilities and shareholders’ equity	$16,588	$14,697

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008

Revenues	$17,249	$24,140	$55,482	$73,564

Cost of revenues	14,067	19,622	45,053	59,348

Gross profit	3,182	4,518	10,429	14,216

Selling, general and administrative	2,432	3,218	8,220	10,318

Depreciation and amortization	29	73	196	234

Income from operations	721	1,227	2,013	3,664

Other income/(expense), net	(8)	10	(38)	5

Income before income taxes	713	1,237	1,975	3,669

Income tax expense	286	75	797	436

Net income	$427	$1,162	$1,178	$3,233

Earnings per share:
Basic	$0.12	$0.32	$0.33	$0.90

Diluted	$0.11	$0.32	$0.32	$0.90

Weighted average common shares outstanding:
Basic	3,607	3,607	3,607	3,607

Diluted	3,716	3,607	3,669	3,607